Exhibit 23

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement (Nos. 333-190192, 333-43593, 333-69169, 333-156410, 333-39092, 333-61802, 333-106686, 333-116839, 333-116840, 333-135350, 333-161590 and 333-168737) on Forms S-8 and Registration Statement (No. 333-182913) on Form S-3 of Lithia Motors, Inc. of our report dated March 12, 2014, except for Note 1(a) as to which the date is December 12, 2014 with respect to the Consolidated Financial Statements of DCH Auto Group (USA) Inc. and Subsidiaries, filed as exhibits to the October 1, 2014 Current Report on Form 8-K of Lithia Motors, Inc. as amended on December 12, 2014

/s/ Crowe Horwath LLP

South Bend, Indiana
December 12, 2014